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                                                           EXHIBIT NO. 99(j)(2)

                    AMENDMENT TO CUSTODIAN CONTRACT


         Agreement made as of this 1st day of October, 1989 by and between State Street Bank and Trust Company (the "Custodian") and MFS Intermediate Income Trust (the "Trust").

         WHEREAS, the Custodian and the Trust are parties to a Custodian Contract dated January 29, 1989 (the "Custodian Contract") which governs the terms and conditions under which the Custodian maintains custody of the securities and other assets of the Trust;

         WHEREAS, the Custodian may delegate to Massachusetts Financial Services Company ("MFS") the performance of certain duties the Custodian would otherwise be obligated to perform pursuant to the Custodian Agreement;

         WHEREAS, the Trust agrees to any such delegation of certain Custodian duties;

         NOW THEREFORE, the Custodian and the Trust hereby amend the terms of the Custodian Contract and mutually agree to the following:

         1)       Add new Section 17 which shall read as follows:

         17.      Delegation of Certain Custodian Duties to MFS

                           The Custodian may delegate to MFS the  performance of
                  any or all of its duties hereunder relating to (i) accounting for investments in currency and for financial instruments (including, without limitation, options, contracts, futures contracts, options on futures contracts, options on foreign currency and forward foreign currency exchange contracts) and
                  (ii) federal and state regulatory compliance. The Custodian shall compensate MFS for the performance of such duties at such fee or fees as MFS shall determine to be equal to MFS's cost for performing such duties (the "MFS Fees"). Following its payment of the MFS Fees to MFS, the Custodian shall recover the amount of the MFS Fees and from the Trust on such terms as the Custodian and the Trust shall agree. MFS assumes responsibility for all duties delegated to it by the Custodian pursuant to this Section 17, and the Custodian may rely on MFS for the accuracy and correctness of the accounting information provided by MFS to the Custodian pursuant to this Section 17.

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         IN  WITNESS  WHEREOF,  each of the  parties  hereto  have  caused  this instrument to be executed in its name and on its behalf by a duly authorized representative as of the aforementioned day and year.


ATTEST                                  MFS INTERMEDIATE INCOME TRUST


ILLEGIBLE SIGNATURE                     By      A. KEITH BRODKIN
(Illegible Signature)                           A. Keith Brodkin


ATTEST                                  STATE STREET BANK AND TRUST CO.


ILLEGIBLE SIGNATURE)                    By       ILLEGIBLE SIGNATURE
(Illegible Signature)                            (Illegible Signature)
Assistant Secretary                              Vice President